Exhibit 10.20

KONTOOR BRANDS, INC.
DIRECTOR AWARD CERTIFICATE
Restricted Stock Units
Number of RSUs Awarded: __________
To: __________________________ (“Participant”)
I am pleased to advise you that you have been awarded the number of Restricted Stock Units (“RSUs”) set forth above under Kontoor Brands, Inc.’s 2019 Stock Compensation Plan (as it may be amended, the “2019 Plan”), subject to the terms and conditions set forth in the 2019 Plan and the attached Appendix.

KONTOOR BRANDS, INC.

By:
[Name]
[Title]

Dated:	(“Grant Date”)

WBD (US) 47025510v4

KONTOOR BRANDS, INC.
APPENDIX TO
DIRECTOR AWARD CERTIFICATE
Terms and Conditions Relating to
Restricted Stock Units
1.    Grant of RSUs.
(a)    Grant of RSUs Under 2019 Plan. Participant has been granted the Restricted Stock Units (“RSUs”) specified in the Award Certificate under the Kontoor Brands, Inc. (the “Company”) 2019 Plan, copies of which have been provided to Participant. All of the terms, conditions, and other provisions of the 2019 Plan are hereby incorporated by reference into this document. Capitalized terms used in this document but not defined herein shall have the same meanings as in the 2019 Plan. If there is any conflict between the provisions of this document and the mandatory provisions of the 2019 Plan, the provisions of the 2019 Plan shall govern. By accepting the grant of the RSUs, Participant agrees to be bound by all of the terms and provisions of the 2019 Plan (as presently in effect or later amended), the rules and regulations under the 2019 Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.
(b)    Certain Restrictions. RSU granted to Participant hereunder are fully vested on the Grant Date. Until such time as each RSU has become settled by delivery of a share in accordance with Section 3, such RSU will be nontransferable, as provided in the 2019 Plan and Section 2(d). Participant is subject to the Company’s Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of RSUs, which may include “blackout” periods during which Participant may not engage in such sales.
2.    General Terms of RSUs.

(a)    Nature of RSUs. Each RSU represents a conditional right of Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock at the times specified hereunder and subject to the terms and conditions of the 2019 Plan and this document. Each RSU constitutes an award under Article VIII of the 2019 Plan (including Section 8.6 thereof), representing a bookkeeping unit that is an arbitrary accounting measure created and used solely for purposes of the 2019 Plan and this Agreement. RSUs do not represent ownership rights in the Company, shares of Common Stock, or any asset of the Company.

(b)    Account. An account will be maintained for Participant for purposes of this Award, to which the total number of RSUs granted and any RSUs resulting under Section 2(c) shall be credited.

(c)    Dividend Equivalents and Adjustments. Dividend equivalents (as defined below) shall be paid or credited on RSUs as follows; provided, however, that (x) such dividend equivalents shall be subject to the same risk of forfeiture, other restrictions and deferral of settlement, if applicable, as apply to the RSUs and (y) the Committee may vary the manner and terms of crediting dividend equivalents, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant:

(i)
Regular Cash Dividends. Each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date.

(ii)
Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then the number of RSUs credited to Participant’s Account as of the payment date for such dividend or distribution or forward split shall be automatically adjusted by multiplying the number of RSUs credited to the Account as of

WBD (US) 47025510v4

the record date for such dividend or distribution or split by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(iii)
Adjustments. If the Company declares and pays a dividend or distribution on Common Stock that is not a regular cash dividend and not in the form of additional shares of Common Stock, or if there occurs any other event referred to in Article XI of the 2019 Plan, the Committee shall adjust the number of RSUs credited to Participant’s Account in a manner that will prevent dilution or enlargement of Participant’s rights with respect to RSUs, in an equitable manner determined by the Committee.

(iv)
Settlement of RSUs Resulting from Dividend Equivalents and Adjustments. RSUs that directly or indirectly result from dividend equivalents on or adjustments to an RSU will be settled at the same time as the granted RSU.

(d)    Non-Transferability. Unless otherwise determined by the Committee and subject to Section 12.5 of the 2019 Plan, neither Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate, or encumber (except by reason of death) any RSU, Account or Account balance, or other right hereunder, nor shall any such RSU, Account or Account balance, or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Participant or any beneficiary, or to the debts, contracts, liabilities, engagements, or torts of Participant or any beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of Participant or any beneficiary, or any legal process.

3.    Settlement of RSUs.
(a)    Settlement Date. RSUs, to the extent vested and non-forfeitable, will be settled by delivery of one share of Common Stock for each RSU, including RSUs resulting from dividend equivalents under Section 2(c). Such settlement will occur as of the one-year anniversary of the Grant Date (the “Stated Settlement Date”). Delivery of shares in settlement of RSUs will take place within 15 days after the Stated Settlement Date.
(b)    Certain Limitations to Ensure Compliance with Code Section 409A. For purposes of this Agreement, references to a term or event (including any authority or right of the Company or Participant) being “permitted” under Code Section 409A mean that the term or event will not cause Participant to be liable for payment of interest or a tax penalty under Section 409A. The provisions of the 2019 Plan and other provisions of this Agreement notwithstanding, the terms of the RSUs, including any authority of the Company and rights of Participant, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, the Company shall have no authority to accelerate distributions relating to RSUs in excess of the authority permitted under Section 409A, and, if the timing of any distribution in settlement of RSUs would result in Participant’s constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt (thus, for example, any distribution in settlement of RSUs subject to Section 409A(a)(2)(A)(i) (separation from service) shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i) and other applicable provisions of Section 409A).

(c)    Delivery of Common Stock. Whenever Common Stock is to be delivered hereunder, the Company shall deliver to Participant or Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of Participant, the Beneficiary or in such other form of registration as instructed by Participant, except that the Company may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by Participant and by the Company with all applicable federal, state and foreign securities and other laws and regulations.  The Company may determine the manner in which fractional shares of Common Stock shall be dealt with upon settlement of RSUs; provided, however, that no certificate s

WBD (US) 47025510v4

hall be issued representing a fractional share. If there occurs any delay between the Stated Settlement Date and the date shares are issued or delivered to Participant, a cash amount equal to any dividends or distributions the record date for which fell between the Stated Settlement Date and the date of issuance or delivery of the shares shall be paid to Participant together with the delivery of the shares.
4.    Miscellaneous.
(a)    Binding Effect; Written Amendments. The terms and conditions set forth in this document shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate and this document constitute the entire agreement between the parties with respect to the RSUs and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this document which may impose any additional obligation upon the Company or materially adversely affect the rights of Participant with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially adversely affected thereby, by Participant.

(b)    No Promise of Continuation of Service. The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as a director of the Company for any period of time, or at any particular rate of compensation.

(c)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(d)     Unfunded Obligations. The grant of the RSUs and any provision for distribution in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant’s entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

(e)    Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President–Human Resources, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(f)    Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the shares as specified herein.

(g)    Taxes. Participant shall be responsible for payment of any federal, state or local taxes of any kind required to be paid with respect to the grant or settlement of the RSUs or otherwise in connection with the RSUs. Unless otherwise prohibited by the Committee (and subject to any additional conditions that may be imposed by the Committee), the Participant may elect to satisfy such tax withholding obligations, if any, by means of delivering or withholding shares of Common Stock in accordance with Section 12.4 of the Plan.

(h)    Clawback. The RSUs may be subject to the Corporation’s Forfeiture Policy for Equity and Incentive Awards, or other forfeiture or recoupment policies or arrangements, each as in effect from time to time and as applicable to the Participant. Such policies or arrangements impose conditions that may result in forfeiture of the RSUs or the proceeds to Participant resulting from such RSUs (a so-called “clawback”) in certain circumstances if the Corporation’s financial statements are required to be restated as a result of misconduct or upon the occurrence of other events as described in such policies or arrangements.

WBD (US) 47025510v4